Exhibit 10-9

INDEPENDENT CONTRACTOR AGREEMENT

This Agreement (the “Agreement”) dated March 7, 2012, by and between VGTel, Inc., a New York corporation, doing business as 360 Entertainment and Productions, Inc., whose principal place of business is located at 400 Rella Boulevard, Suite 174, Montebello, NY 10901 (hereinafter referred to as the “Company”), and Anthony Gillaizeau, residing at 226 Edelen Avenue, #28, Los Gatos, CA 95030 (hereinafter referred to as the “Contractor”).

1.	Independent Contractor. Subject to the terms and conditions of this Agreement, Company hereby engages Contractor as an independent contractor to perform the services set forth herein, and Contractor hereby accepts such engagement.

2.	Duties, Term, and Compensation. Contractor’s duties, term of engagement, compensation and provisions for payment thereof shall be as set forth in Schedule A attached hereto, which may be amended in writing from time to time, which is hereby incorporated by reference.

3.	Expenses. During the term of this Agreement, Contractor shall bill and Company shall reimburse Contractor for all reasonable and approved out-of-pocket expenses which are incurred in connection with the performance of the duties hereunder.

4.	Written Reports. Contractor shall provide progress reports to Company on a monthly basis. The progress reports shall be in such form and setting forth such information and data as is reasonably requested by Company.

5.	Inventions. Any and all inventions, discoveries, developments and innovations conceived by Contractor during this engagement relative to the duties under this Agreement shall be the exclusive property of Company; and Contractor hereby assigns all right, title, and interest in the same to Company. Any and all inventions, discoveries, developments and innovations conceived by Contractor prior to the term of this Agreement and utilized by him in rendering duties to Company are hereby licensed to Company for use in its operations and for an infinite duration. This license is non-exclusive, and may be assigned without Contractor’s prior written approval by Company to a wholly-owned subsidiary of Company.

6.	Confidentiality. Contractor acknowledges that during the engagement, he will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by Company and/or used by Company in connection with the operation of its business including, without limitation, Company’s business and product processes, methods, customer lists, accounts and procedures. Contractor agrees that he will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of Company, whether prepared by Contractor or otherwise coming into his possession, shall remain the exclusive property of Company. Contractor shall not retain any copies of the foregoing without Company’s prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by Company, Contractor shall immediately deliver to Company all such files, records, documents, specifications, information, and other items in his possession or under his control. Contractor further agrees that he will not disclose the terms of this Agreement to any person without the prior written consent of Company and shall at all times preserve the confidential nature of his relationship to Company and of the services hereunder.

7.	Conflicts of Interest; Non-hire Provision. Contractor represents that he is free to enter into this Agreement and that this engagement does not violate the terms of any agreement between Contractor and any third party. Further, Contractor, in rendering his duties shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which he does not have a proprietary interest. During the term of this agreement, Contractor shall devote as much of his productive time, energy and abilities to the performance of his duties hereunder as is necessary to perform the required duties in a timely and productive manner. Contractor is expressly free to perform services for other parties while performing services for Company. For a period of six months following any termination, Contractor shall not, directly or indirectly hire, solicit, or encourage to leave Company’s employment, any employee, consultant, or contractor of Company or hire any such employee, consultant, or contractor who has left Company’s employment or contractual engagement within one year of such employment or engagement.

8.	Right to Injunction. The parties hereto acknowledge that the services to be rendered by Contractor under this Agreement and the rights and privileges granted to Company under the Agreement are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by Contractor of any of the provisions of this Agreement will cause Company irreparable injury and damage. Contractor expressly agrees that Company shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by Contractor. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that Company may have for damages or otherwise. The various rights and remedies of Company under this Agreement or otherwise shall be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

9.	Merger. This Agreement shall not be terminated by the merger or consolidation of Company into or with any other entity.

10.	Termination. See Schedule C attached hereto and made a part hereof.

11.	Independent Contractor. This Agreement shall not render Contractor an employee, partner, agent of, or joint venturer with Company for any purpose. Contractor is and will remain an independent contractor in his relationship to Company. Company shall not be responsible for withholding taxes with respect to Contractor’s compensation hereunder. Contractor shall have no claim against Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

12.	Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

13.	Choice of Law/Arbitration. The laws of the State of New York shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto. Any controversies arising out of the terms of this Agreement or its interpretation shall be settled in New York in accordance with the rules of the American Arbitration Association, and the judgment upon award may be entered in any court having jurisdiction thereof.

14.	Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

15.	Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

16.	Assignment. Contractor shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of Company.

17.	Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as set forth in the introductory paragraph. Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided above.

18.	Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

19.	Entire Understanding. This document and any exhibit attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

20.	Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above. The parties hereto agree that facsimile signatures shall be as effective as if originals.

VGTel, Inc.	Contractor:

By: /s/ Peter Shafran, Chief Executive Officer	By: /s/ Anthony Gillaizeau

SCHEDULE A

DUTIES, TERM, AND COMPENSATION

DUTIES: Contractor will perform such services previously performed or to be performed under the terms of a certain distribution agreement entered into by Contractor’s company, WESTERN CAPITAL VENTURES, INC. (“WCV”) with Visual Entertainment Systems (“VES”), for the distribution of internet sweepstakes kiosks (the “machines”) manufactured by VES, including but not limited to:

1.	Identifying and acquiring suitable locations for the placement and installation of machines;
2.	Arranging with the owner of each of the locations where the machines will be installed the terms of installation and operation of the machines; and
3.	Arranging with VES for the delivery, installation and initial operation of the machines.

Contractor will report directly to Peter Shafran, CEO, and to any other party designated by Peter Shafran in connection with the performance of the duties under this Agreement and shall fulfill any other duties reasonably requested by the Company and agreed to by Contractor.

TERM: This engagement shall commence upon the “trigger date” (as defined below) and shall continue in full force and effect for one year. It shall be renewable on the same terms and conditions for three additional one-year periods. The Agreement may only be extended thereafter by mutual agreement, unless terminated earlier by operation of and in accordance with this Agreement.

COMPENSATION: Contractor shall be compensated on a commission basis. Contractor shall receive commissions of $500.00 for each machine installed and operating, upon receipt of confirmation of the commencement of such machine’s operation from VES, such amounts to be paid monthly.

ADDITIONAL COMPENSATION:

1.	After the first 100 machines have been in operation for 90 days, Company will determine if the business model has proven to be effective for Company. If Company so determines, then Company shall proceed with the acquisition of additional machines for placement. In such event (defined herein as the “trigger date”), for each 100 machines installed and operating, Contractor shall be entitled to shares in Company equal to 1% of the current Issued and Outstanding (12,844,000+/-) shares of Company, up to a maximum of 10% of the current Issued and Outstanding shares of Company. The only “anti-dilution” clause/protection provided to Contractor is for one year from the trigger date.
2.	After the trigger date, Contractor shall also receive commission equal to 10% of the “gross-net” profits” of the installed and operating machines, ab initio, after deducting for Company’s administrative/overhead costs. Contractor shall be entitled to take a draw of up to $10,000 per month against his commissions.
3.	If this Agreement is terminated prior to full repayment of the draw, then the amount outstanding becomes due and payable in full at the time of termination.

SCHEDULE B

TERMINATION

1.                    Termination.

1.1.          Termination by the Company. Company may terminate this Agreement at any time by 10 working days’ written notice to Contractor under the following conditions:

1.1.1.          Termination for Death or Disability. This Agreement will terminate effective upon the date of the Contractor’s death or “Complete Disability” (as defined in Section 2.4.1 below).

1.1.2.          Termination by the Company for Cause. Company may terminate this Agreement for “Cause” (as defined in Section 1.3.5(ii) below) by delivery of written notice to the Contractor specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Section 1.1.2 will effect the termination of this Agreement as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which written notice is given.

1.1.3. Termination by the Contractor. Good Reason. The Contractor may terminate this Agreement for “Good Reason” (as defined below in Section 1.3.5(iii) below) by delivery of written notice to the Company specifying the “Good Reason” relied upon by the Contractor for such termination, provided that such notice is delivered within three (3) months following the occurrence of any event or events constituting Good Reason and that the Contractor has given the Company a minimum of thirty (30) days written notice and an opportunity to cure the event which constitutes “Good Reason.”

1.2.            Termination by Mutual Agreement of the Parties. This Agreement may be terminated at any time upon a mutual agreement in writing, of the Parties. Any such termination will have the consequences specified in such agreement.

1.3.           Compensation upon Termination.

1.3.1.          Death or Complete Disability. If this Agreement is terminated by death or Complete Disability, as provided in Section 1.1.1 above, the Company will pay to the Contractor and/or the Contractor’s heir(s), less standard deductions and withholdings, (i) the Contractor’s full Compensation and Bonus through the end of the Term of this Agreement.

1.3.2.          With Cause. If this Agreement is terminated by the Company for Cause, as provided in Section 1.1.2 above, the Company will pay to the Contractor, less standard deductions and withholdings, (i) the Contractor’s full Compensation and Bonus through the end of the calendar year of termination.

1.3.3.          Without Cause or With Good Reason. If this Agreement is terminated by the Company without Cause, or if the Contractor terminates the Agreement with Good Reason, the Company will pay to the Contractor, less standard deductions and withholdings, (i) the Contractor’s full Compensation and Bonus through the end of the two (2) years from the effective date of this Agreement.

1.3.4.          In addition, upon the Contractor’s furnishing to the Company a fully executed waiver and release of claims, the Contractor will be entitled to (i) the accelerated vesting of all Shares which are then unvested, (ii) accelerated transfer of the remainder of 10% ownership of Company to Contractor with full immediate vesting.

1.3.5.          Definitions. For purposes of this Agreement, the following terms will have the following meanings:

                                 (i)          Complete Disability. “Complete Disability” will mean the inability of the Contractor to perform the Contractor’s duties under this Agreement because the Contractor has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Contractor becomes disabled, the term “Complete Disability” will mean the inability of the Contractor to perform the Contractor’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Contractor from satisfactorily performing all of the Contractor’s usual services for the Company for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board will be final and binding and the date such determination is made will be the date of such Complete Disability for purposes of this Agreement.

                                (ii)          For Cause. “Cause” for the Company to terminate this Agreement will mean the occurrence of any of the following events as determined by the Board in good faith: (i) the conviction of Contractor of a felony or other crime involving moral turpitude or the conviction of Contractor for any other act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of their customers or suppliers or (ii) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its affiliates or any of their customers or suppliers.

                               (iii)          Good Reason. “Good Reason” for the Contractor to terminate this Agreement will mean the occurrence of any of the following events without the Contractor’s consent:

                                               a.          A reduction by the Company of the Contractor’s Base Compensation by more than ten percent (10%) from the Contractor’s Base Compensation immediately prior to such reduction; or

                                               b.          a substantial diminution in the Contractor’s responsibilities or title as they exist on the Effective Date, or as they may be modified from time to time by the mutual agreement of the parties, resulting in a material reduction in duties, title and responsibilities.